   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998
                                                                FILE NO. 1-8827
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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------

                                SCHEDULE 13E-4

                         ISSUER TENDER OFFER STATEMENT
                         (PURSUANT TO SECTION 13(E)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934)

                            (AMENDMENT NO. 2)

                               ----------------

                              ARAMARK CORPORATION
                 (NAME OF ISSUER AND PERSON FILING STATEMENT)

                       COMMON STOCK, CLASS A, PAR VALUE
                $0.01 PER SHARE (TITLE OF CLASS OF SECURITIES)

                               ----------------

                               MARTIN W. SPECTOR
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                              ARAMARK CORPORATION
                                 ARAMARK TOWER
                              1101 MARKET STREET
                       PHILADELPHIA, PENNSYLVANIA 19107
                                (215) 238-3000
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
         AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING STATEMENT)

                               ----------------

                                   COPY TO:
                            CHARLES I. COGUT, ESQ.
                          SIMPSON THACHER & BARTLETT
                             425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3954
                                (212) 455-2000

                               ----------------

                                 MAY 15, 1998
    (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

                               ----------------

                           CALCULATION OF FILING FEE

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
Transaction Valuation*........................................... $949,443,500*
Amount of Filing Fee.............................................    $189,889

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* Based upon purchase of 1,898,887 shares at $500.00 per share

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


  Amount Previously Paid: $189,889            Filing Party: ARAMARK Corporation
  Form Or Registration No.: Schedule 13E-4             Date Filed: May 15, 1998


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


  This Amendment No. 2 amends and supplements the Statement on Schedule 13E-4, filed May 15, 1998 (as amended, the "Statement") relating to the issuer tender offer by ARAMARK Corporation, a Delaware corporation (the "Company"), to purchase all outstanding shares of its Common Stock, Class A, par value $0.01 per share (the "Shares"), at a price of $500.00 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 15, 1998 (the "Offer to Purchase") and the related Letter of Transmittal.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

  The information provided in Supplement No. 2 to the Offer to Purchase dated June 8, 1998 is incorporated herein by reference, a copy of which is filed as exhibit (a)(7)-- hereto.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

  Item 9 is hereby amended and supplemented to add the following:

 EXHIBIT
   NO.   DESCRIPTION
 ------- -----------
 (a)(7)  Form of Supplement No. 2 to Offer to Purchase dated June 8, 1998.

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

                                  SIGNATURES

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Aramark Corporation

June 8, 1998

                                                   /s/ Martin W. Spector
                                          By:
                                            -----------------------------------
                                                    MARTIN W. SPECTOR
                                                EXECUTIVE VICE PRESIDENT,
                                               GENERAL COUNSEL AND SECRETARY


                                       3